Exhibit 10.2

July 5, 2011	David Longly Bernhardt Attorney at Law 202.872.5286 tel 202.296.7009 fax dbernhardt@bhfs.com
Patrick L. Avery
Prospect Global Resources, Inc.
600 17th Street
Suite 2800 South
Denver, CO 80202
RE:	Proposal and Fee Agreement for Representation
Dear Pat:
Brownstein Hyatt Farber Schreck, LLP (“Brownstein” or “BHFS” or “the Firm”) is pleased to present this proposal. Our firm’s federal and state government relations practice (the “Government Relations Practice”) uniquely qualifies us to meet your needs in Arizona and in Washington, D.C. Subject to our firm’s conflicts of interest check, we agree to act as government relations counsel on behalf of Prospect Global Resources Inc. and its subsidiaries (together, “Prospect”). The purpose of this letter is to describe and confirm the terms and conditions of our firm’s representation of your interests.
BHFS is entitled to up to 300,000 shares of Prospect common stock (“Common Stock”), subject to the following requirements, which we will discuss extending on February 3, 2012:
1.	100,000 shares shall be transferred to BHFS upon the signing of this amendment.

2.	BHFS will purchase 200,000 shares of Common Stock by issuing a promissory note (the “Note”) to Prospect in the amount of $750,000 (representing the fair market value of the stock on the purchase date).
(a)	The Note shall bear interest at the short term Applicable Federal Rate. The Note shall mature in one year.

(b)	The Note shall be secured by the Common Stock purchased and 20% of the outstanding principal balance shall constitute a recourse obligation.

(c)	If the Government Relations Practice is not representing Prospect on August 15, 2011, Prospect shall have the right to acquire 200,000 shares by cancellation of the Note.

(d)	If the Government Relations Practice is represented Prospect on August 15, 2011 but is not representing Prospect as of February 3, 2012, Prospect shall have the right to acquire 100,000 shares for $375,000.
3.	If the Government Relations Practice is representing Prospect on August 15, 2011, the principal amount of the Note shall be reduced by $375,000.

1350 I Street, NW, Suite 510 | Washington, DC 20005-3305	202.296.7353 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com	202.296.7009 fax

Pat Avery
July 5, 2011

4.	If the Government Relations Practice is representing Prospect on February 3, 2012, the principal amount of the Note shall be reduced by $375,000.
Our representation will encompass assisting you in various local, state and Federal government matters in which you may request our involvement and we agree to undertake. It is anticipated that Chris Stephens and I will perform most of the work on this matter. We may assign additional lawyers or professionals in our firm to represent you if, in our judgment, that becomes necessary or desirable.
We view an engagement with you as a partnership. We can only succeed if we approach our work as though we are partners in your success. We will work together to craft and implement an overall strategy that will give us the best possible opportunity for success. We will then implement the agreed-upon strategy based upon clear timelines and milestones.
Using elements of our efforts we will:
1. Develop a comprehensive state and local strategy based on your priorities, but also reflective of the current legislative, political, and regulatory landscapes.
2. Provide strategic advice and counsel regarding state and federal agency protocols, practices and requirements.
3. Arrange and attend meetings with local and state leaders and conduct all follow-up activities stemming from actionable items discussed at any meetings.
4. Arrange and attend meetings with members of Congress, staff and the Executive Branch as relevant and appropriate.
Brownstein has offices in Washington, D.C. and throughout the West where we provide comprehensive legal services to our clients, including government relations and lobby services, at both the state and federal level. The firm’s philosophy and approach are that government relations and advocacy services are integral to the provision of client services. We believe significant projects often succeed as a result of a team effort that combines both traditional legal representation and public government advocacy that are tailored to support the client’s specified objectives and work plan.
Our team has decades of experience serving as decision-makers in local, state and federal legislative and executive branches of government. We have a proven track record. We understand the intricacies of policy at the state and federal level and how to successfully advocate on our clients’ behalf. Our attorneys and policy advisors — who come from both sides of the aisle — have the skills and experience necessary to synthesize, manage and advocate in a manner that often separates project success from failure. Our team understands where and how decisions are made and how current events impact the ever-shifting focus of the political landscape— in many instances our team members have personally served as senior decision-makers.
In addition to charging fees for government relations work, we also charge for certain out-of-pocket costs incurred by us in representing you. Charges for long distance telephone calls, telecopy charges, in-office copying, ordinary postage, and deliveries made by in-house staff are covered by an administrative fee, currently equal to 2.5% of the fees charged. This administrative fee is in lieu of itemizing those expenses and may be adjusted over time. If there are other fees, such as computer-assisted research fees, travel, meals, or hotel accommodation charges, those will be billed separately.

Pat Avery
July 5, 2011

The shares of Common Stock will relate only to government relations representation and any other legal representation undertaken by BHFS for Prospect shall be billed and paid by Prospect at our standard hourly rates and expense reimbursement policies, unless otherwise agreed to in writing by BHFS and Prospect.
We bill for our services on a monthly basis. You agree to make payments within 30 days of your receipt of a statement. We reserve the right to suspend performing services and to promptly move to withdraw from representation upon failure of timely payment of a bill.
We also wish to emphasize that Brownstein provides a wide array of legal and public policy services to many clients around the world. These services include legislative and administrative representation on matters that may affect your interests, directly or indirectly. Therefore, as a condition of our undertaking to represent any client on a particular matter as described in the engagement letter, we hereby ask you, as we do each of our clients, to waive objection to any conflict of interest that might be deemed to be created by our representation of other clients in legislative or administrative policy matters that are unrelated to the specific representation we have been asked to undertake on your behalf. Your waiver will permit us to represent another client in advocating a change in law or policy areas such as, but not limited to, healthcare or business regulation, international trade, telecommunications or taxation, even if the policy we advocate would or might have a direct or indirect adverse impact upon your interests.
We would be pleased and privileged to work with you. Occasionally, we may provide lists of representative clients to various publications and may use your company name in marketing materials. Unless you instruct us to the contrary, you hereby consent that such use is acceptable.
Please indicate your agreement to the terms of this letter by executing the enclosed copy and returning it to me. We appreciate the opportunity to represent you.
Very truly yours,

BROWNSTEIN HYATT FARBER SCHRECK, LLP
By
DAVID LONGLY BERNHARDT

Prospect Global Resources, Inc.
By:
PATRICK L. AVERY

ACCEPTED and AGREED TO this 5th day of July, 2011